EXHIBIT 3.2

AMENDMENT TO THE AMENDED AND RESTATED BYLAWS

OF

 MONACO COACH CORPORATION

Effective as of November 12, 2007, the Board of Directors of Monaco Coach Corporation approved the amendment and restatement of Sections 10.1, 10.2 and 10.3 of Article X of the Bylaws to read in their entirety as follows:

ARTICLE X

SHARES AND THEIR TRANSFER

Section 10.1     Certificates of Stock; Uncertificated Shares.  Any or all shares of a class or series of stock of the Corporation shall be eligible to be issued and traded in uncertificated (book entry) form through a direct registration system.  Until such time as the Corporation shall have implemented uncertificated (book entry) trading with respect to a class or series of stock, every owner of stock of the Corporation shall be entitled to have a certificate certifying the number of shares owned by such owner in the Corporation and designating the class of stock to which such shares belong, which shall otherwise be in such form as the Board of Directors shall prescribe.  Every such certificate shall be signed by such officer or officers as the Board of Directors may prescribe, or, if not so prescribed, by the Chairman or the President or a Vice President and by the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer of the Corporation; provided, however, that where such certificate is signed or countersigned by a transfer agent or registrar, the signatures of such officers of the Corporation and the seal of the Corporation may be in facsimile form.  In case any officer or officers who shall have signed, or whose facsimile signature or signatures shall have been used on, any such certificate or certificates shall cease to be such officer or officers of the Corporation, whether because of death, resignation or otherwise, before such certificate or certificates shall have been delivered by the Corporation, such certificate or certificates may nevertheless be issued and delivered by the Corporation as though the person or persons who signed such certificate or whose facsimile signature or signatures shall have been used thereof had not ceased to be such officer or officers of the Corporation.  At such time as the Corporation shall have implemented uncertificated (book entry) trading with respect to a class or series of stock, outstanding shares of such class or series that are represented by a certificate shall not be issued or traded in uncertificated form until such certificate is surrendered to the Corporation or its agent.

Section 10.2.     Record.  A record shall be kept of the name of the person, firm or Corporation owning the stock, whether represented by a certificate or not, for stock of the Corporation issued, the number of shares held by such owner and, in the case of certificated shares, represented by each such certificate, and the date thereof, and, in case of cancellation, the date of cancellation.  The person in whose name shares of stock stand on the books of the Corporation shall be deemed the owner thereof for all purposes as regards the Corporation.

Section 10.3    Transfer of Stock.  Transfers of shares of the stock of the Corporation shall be made only on the books of the Corporation by the registered holder thereof, or by his attorney thereunto authorized, and, in the case of shares represented by certificate, on the surrender of the certificate or certificates for such shares properly endorsed.